As Filed With The Securities and Exchange Commission on June 12, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ADVANCED TISSUE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	14-1701513 (I.R.S. Employer Identification No.)

10933 North Torrey Pines Road, La Jolla, California 92037, (858) 713-7300
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Arthur J. Benvenuto
Chairman of the Board, President and Chief Executive Officer
ADVANCED TISSUE SCIENCES, INC.
10933 North Torrey Pines Road, La Jolla, California 92037, (858) 713-7300
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Faye H. Russell, Esq.
Maria P. Sendra, Esq.
Kandace W. Richardson, Esq.
BROBECK, PHLEGER & HARRISON LLP
12390 El Camino Real, San Diego, California 92130, (858) 720-2500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.
If only the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $0.01, par value per share	10,000,000	$1.61	$16,100,000	$1,482

(1)
This registration statement will also cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar right, or transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)
Estimated solely for the purpose of determining the registration fee and computed in accordance with Rule 457(c) based on the average of the high and low sales prices per share of the common stock on June 6, 2002 as reported on the Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell our common stock and it is not soliciting an offer to buy our common stock in any state where the offer or sale is not permitted.

Subject To Completion, Dated June 12, 2002

PRELIMINARY PROSPECTUS

10,000,000 SHARES

ADVANCED TISSUE SCIENCES, INC.

COMMON STOCK

We may from time to time offer and sell up to 10,000,000 shares of our common stock, $0.01 par value per share. We may offer these shares in one or more offerings in amounts, at prices and on terms determined at the time of the offering. The specific terms will be contained in one or more supplements to this prospectus. Read this prospectus, including any information incorporated by reference, and any prospectus supplement carefully before you invest in our common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “ATIS.” On June 11, 2002, the average of the high and low price for our common stock was $1.59.

The common stock offered involves a high degree of risk. See “Risk Factors” commencing on page 3 for a discussion of some important risks you should consider before buying any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2002

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Under the shelf process, we may sell up to 10,000,000 shares of our common stock from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus containing specific information about the securities offered, including the amount, price and terms determined at the time of the offering. The prospectus supplement will also contain the name of any principal underwriters and the net proceeds to us. The prospectus supplement may also add to, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any accompanying supplement, together with the additional information described under the heading “Where You Can Find More Information” on page 14.

This prospectus does not contain all of the information included in the registration statement we filed with the SEC. The registration statement, including the exhibits, contains further information with respect to our common stock and can be read, along with any contracts or other documents referenced in this prospectus, at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information” on page 14.

You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with any different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus summary is accurate as of any date other than the date on the front of this document.

This prospectus incorporates business and financial information about us that is not included or delivered with this document. You may request and obtain this information free of charge by contacting us at:

Advanced Tissue Sciences, Inc.,
Attn: Investor Relations
10933 North Torrey Pines Road
La Jolla, California 92037
Telephone: 1-858-713-7300

ADVANCED TISSUE SCIENCES, INC.

Our Business

We are a leader in the field of tissue engineering, using our patented technology to develop human-based tissue products for a variety of therapeutic applications. We use principles of cell biology, bioengineering, biochemistry, polymer science and transplant science in order to culture living human cells, either within, “in vivo”, or outside, “ex vivo”, the human body, in a way that allows the cells to develop and assemble into a functioning three-dimensional tissue. With this human-based tissue development technology, we have successfully replicated a number of human-based tissues that are being developed for the purpose of replacing or repairing diseased, damaged or aging tissue and organs.

Our Products

Our efforts are concentrated in four therapeutic areas where the body cannot heal itself: wound care; aesthetic and reconstructive; cardiovascular; and orthopedic. Three products are currently on the market: TransCyte®, a temporary covering for second- and third-degree burns; Dermagraft®, for the treatment of diabetic foot ulcers; and NouriCel™ for skincare and cosmetic markets. Our tissue-engineered, human-based collagen is awaiting United States regulatory marketing approval for wrinkle injections. Other products are in clinical or preclinical trials.

Our Strategy

Our strategy uses our core technology, a human-based tissue development technology, to generate our currently marketed products, as well as a broad portfolio of potential products. By building upon our base of scientific knowledge through the continued application of this technology, we believe that we have achieved, and will continue to achieve, significant synergies in the development, clinical testing and manufacture of successive products. We also seek to increase the potential use of our products by identifying and pursuing multiple indications for each product.

General Information

Advanced Tissue Sciences, Inc. was incorporated under the laws of the State of Delaware in 1987. Our executive offices are located at 10933 North Torrey Pines Road, La Jolla, California 92037, and our telephone number is (858) 713-7300.

Our trademarks, trade names and service marks referenced in this prospectus include Dermagraft®, NouriCel™, and Anginera™. TransCyte® is a registered trademark of our joint venture partner, Smith & Nephew plc. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

RISK FACTORS

An investment in our common stock is subject to many risks. You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus, including the consolidated financial statements and the related notes previously filed with the SEC. Our business, operating results and financial condition could be harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Risks Related to Our Business

We have a history of losses and may not become profitable.

To date, we have experienced significant operating losses in funding the research, development, testing and marketing of our products and expect to continue to incur substantial operating losses. Through March 31, 2002, we had incurred cumulative net operating losses of $300.4 million. Our ability to achieve profitability depends in part upon our ability to successfully manufacture Dermagraft and TransCyte for skin ulcers and burns, for our collaborator, Inamed Corporation, to obtain regulatory approval for its human-based collagen product, for us to cost-effectively manufacture collagen and our nutrient solution for aesthetic applications, for each of these products to be successfully marketed by our collaborators, and for us successfully to develop and commercialize other products derived from our core technology. We may never achieve a profitable level of operations or even if we achieve profitability, we may not be able to sustain it on an ongoing basis.

If our operating results fluctuate significantly, it could result in a lower price of our stock, which could negatively affect your investment and our ability to raise additional capital.

We expect our operating results to fluctuate from period to period based upon when we incur expenses and receive revenues from product sales, contract fees, milestones and other fees. We believe some of these fluctuations may be significant, and you could lose all or some of your investment.

We will need additional funds to support operations. If we are unable to obtain them, we would be unable to complete our product development programs and would have to reduce or cease operations, or attempt to sell some or all of our operations or to merge with another entity.

The further development of our technology and products as well as any further development of manufacturing capabilities or the establishment of additional sales, marketing and distribution capabilities will require the commitment of substantial funds. Our existing working capital will not be sufficient to meet our needs in 2003 and beyond. We base our forecasts of additional funds on many uncertain variables. These uncertainties include the timing of events outside our direct control such as product launches by collaborators, the success of such product launches, negotiations with potential strategic partners, regulatory approvals, and other factors. Any of these uncertain events can significantly change our cash requirements, as they determine, among other factors, one-time events such as the receipt of major milestones and other payments.

Potential sources of additional funds include payments from our alliances with Smith & Nephew and Inamed, and to a lesser extent Biozhem Cosmeceuticals, Inc. and SkinMedica, Inc. If, for any reason, Smith & Nephew were to terminate its joint venture with us for the commercialization of our wound care products, known as the Dermagraft Joint Venture, we would experience a substantial increase in the need for and use of our working capital to support the commercialization and manufacture of our Dermagraft and TransCyte products, and we would need to pursue other means to obtain funds such as public or private offerings of debt or equity securities, collaborative agreements or extensions of existing arrangements. If Smith & Nephew were to terminate its joint venture with us for the commercialization of tissue engineered cartilage for orthopedic applications, known as the NeoCyte Joint Venture, we would experience an increase in the need for and use of our working capital to support the development of our orthopedic cartilage products, or we would need to reduce or terminate our investment in such development if funding from other sources were not available to us.

We may not satisfy the milestones for additional funds under the joint ventures with Smith & Nephew or the alliance with Inamed. We also may not be able to obtain adequate funds under other existing or future arrangements when such funds are needed or, if available, on terms acceptable to us.

Insufficient funds may require us to delay, scale back or eliminate certain of our research and product development programs, license third parties the right to commercialize products or technologies that we would otherwise commercialize ourselves, or attempt to merge with another entity or otherwise reduce or cease operations.

Our products may not be accepted by the market and may not be successfully commercialized because physicians and patients may not purchase or use them, or patients may have adverse reactions.

Our products are based on new and innovative technologies, and the medical community or the general population may not broadly purchase or use our products as alternatives to existing methods of treatment. We may be unable to sell our products, or unable to sell our products in quantities that meet our existing forecasts, due to:

•	their respective cost;

•	concerns related to efficacy;

•	the effectiveness of alternative methods of treatment;

•	the insufficiency of third-party reimbursement; and

•	reports of adverse reactions.

Any future negative events or other unfavorable publicity involving the use of our products could also limit the acceptance of our products. Both we and Smith & Nephew have limited direct experience marketing or obtaining third-party reimbursement for these types of products.

Additionally, TransCyte has been marketed and sold in the United States since 1997, however it has not achieved widespread commercial acceptance. Similarly, Dermagraft was only recently approved for marketing in the United States and our experience, and that of Smith & Nephew, in marketing Dermagraft is therefore limited. TransCyte, Dermagraft, or our human-based collagen if approved by the FDA, may never achieve commercial acceptance in the United States or elsewhere. Similarly, our strategic partners may never achieve significant sales of products containing NouriCel.

Known adverse reactions to Dermagraft and TransCyte, or any other commercially available products that are regulated by the FDA, are detailed in an extensive document that accompanies each product that is shipped. We work extensively with the FDA to arrive at approved language that describes commercially available products in detail, including a listing of adverse reactions that may have occurred.

We rely on third parties to market, develop and sell our products and those third parties may not perform successfully. Our dependence on third parties and our lack of sales and marketing personnel could limit our ability to develop our products or to generate revenues from product sales.

We are relying on Smith & Nephew, Inamed and others to market our products both domestically and internationally. Our success in generating revenues from, and market acceptance of, Dermagraft and TransCyte will depend on the marketing efforts of Smith & Nephew. Market acceptance of human-based collagen will depend in part on the regulatory and marketing efforts of Inamed. Sales of products containing NouriCel will depend on the marketing capabilities of Biozhem, SkinMedica and other parties to whom we license rights to sell products. We cannot control the amount and timing of resources that Smith & Nephew, Inamed or others may devote to marketing and selling our products, or their ability or willingness to continue investment in such activities. In addition, the Dermagraft and NeoCyte Joint Venture agreements provide that they may be terminated before their expiration if specified events occur, such as a material default, change of control, partner’s election to withdraw, the cessation of the partnership’s regular operations for implementing its business purpose, mutual agreement, or a voting deadlock on a material issue, all or some of which may be outside of our control.

If Smith & Nephew does not perform its obligations as expected, or if they have a strategic shift in their business focus, it would be difficult for us successfully to complete the development and marketing efforts of the Dermagraft and/or NeoCyte Joint Ventures. Our failure to achieve broad use of Dermagraft for the treatment of diabetic foot ulcers and, to a lesser extent, TransCyte for burn care and human-based collagen or NouriCel for aesthetic applications, would hurt our ability to generate revenues and any future profits.

To the extent that we choose not to or are unable to establish such arrangements, we would experience increased capital requirements to undertake research, development and marketing of our proposed products at our own expense. If we are unable to meet these expenses, we may be unable to continue our operations.

If we, or our collaborators, are not able to obtain regulatory approval, we will not be able to sell the affected products.

To sell our products that are under development, and our existing products for additional applications, we or our collaborators must usually receive regulatory approvals. To obtain approvals for new products, we or our collaborators must conduct clinical studies demonstrating that the respective products are safe and effective, which can be expensive and time-consuming. Similar clinical studies may also be required to obtain approval for additional applications of our existing products. We or our collaborators may be unable to obtain regulatory approval on a timely basis, if at all. If regulatory approval cannot be obtained for a regulated product or any additional application of such a product, that product cannot be sold in the respective country and revenues will never materialize.

Our products, or potential products, may not be successful in ongoing or future clinical trials. Such trials may be delayed or halted for various reasons, including:

•	the product is not effective, or physicians think that it is not effective;

•	patients experience severe side effects during treatment;

•	patients do not enroll in the study at the rate we expect; or

•	product supplies are not sufficient to treat the patients in the study.

In addition, the FDA and foreign regulatory authorities have substantial discretion in the approval process. The FDA and foreign regulatory authorities may not agree that we have demonstrated that our products are safe and effective after clinical trials are completed.

If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products. If we infringe the intellectual property rights of others, we may be prevented from developing or marketing our products.

Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technology and manufacturing processes. Our competitors may develop products that are similar to or the same as our products and market those products after our patents expire, or may design around our existing patents. If this happens, sales of our products would suffer and our ability to generate revenues will be severely impacted. Furthermore, patents may be issued to others that prevent the manufacture or sale of our products. We may have to pay significant fees or royalties to license those patents to continue marketing our products. This would cause any future profits on sales of our products to decline.

Our dependence upon having exclusive rights to the technology covered under our owned or licensed patents and patent applications is subject to the following risks, among others:

•	applications may not result in issued patents;

•	current or future issued or licensed patents, trade secrets or know-how may not afford protection against competitors with similar technologies or processes;

•	any patents issued may be infringed upon or be designed around by others, or be challenged and invalidated; and

•	others may independently develop technologies or processes that are the same as or substantially equivalent to ours.

In addition to patent protection, we also rely on trade secrets, know-how and technological advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent information or obtain access to our know-how.

Litigation, which is very expensive, may be necessary to enforce or defend our patents or rights and may not end favorably for us or, even if successful, may consume extensive financial and management resources. Any of our licenses, patents or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us.

If third-party suppliers of materials necessary to manufacture our products do not supply quality materials in a timely manner, it may delay or impair our ability to develop and commercialize products on a timely and competitive basis, or prevent or limit our potential future profitability.

Although most of the raw materials used in the manufacture of Dermagraft, TransCyte, and our human-based collagen product are available from more than one supplier, changes in critical components could cause the FDA to require us to prove equivalency of the materials, or potentially to modify or perform additional clinical trials for such products, which could have the effect of restricting our ability to commercialize our products.

The mesh framework used by us in the manufacture of Dermagraft is available from only one FDA-qualified manufacturing source, Ethicon, Inc., a subsidiary of Johnson & Johnson. Pursuant to our agreement with Ethicon, so long as we meet agreed purchase levels, Ethicon is to use reasonable efforts to manufacture and sell to us such quantities as we require. The synthetic mesh framework used by us in the manufacture of TransCyte is also available from only one FDA-qualified manufacturing source, Bertek Pharmaceuticals, Inc. Under our agreement with Bertek, Bertek agrees to manufacture and sell to us such quantities ordered which do not exceed certain thresholds based on previous forecasts provided by us. Because the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain component parts and packaging materials in their applications, FDA approval of a new supplier would be required if these materials become unavailable from Ethicon or Bertek. Although there may be other suppliers who have equivalent materials that would be available to us, FDA approval of any alternate suppliers could take several months or years.

Interruptions in supplies for the manufacture of our Dermagraft, TransCyte and human-based collagen products may occur and we may have to obtain substitute vendors for these materials. Any significant supply interruption would delay our marketing, product development or clinical trial programs. In addition, an uncorrected impurity or supplier’s variation in a raw material, either unknown to us or incompatible with our manufacturing process, could prevent or delay our ability to manufacture products. These delays may limit our revenues.

If our products that are in an early stage of development are never successfully commercialized, we may not have revenues to continue operations.

We have products that are in an early stage of development. To date, TransCyte and Dermagraft are the only regulated products of ours that are approved for commercial sale in the United States, however, Dermagraft was only approved in September 2001, and as with any novel medical technology, private and public reimbursement is not automatically conveyed upon FDA approval. In December 2001, Dermagraft received an Ambulatory Payment Classification pass-through code under the Hospital Outpatient Prospective Payment System from Centers for Medicare and Medicaid Services, covering Medicare patients with diabetic foot ulcers treated in a hospital outpatient setting. Each Medicare local carrier or fiscal intermediary can begin developing coverage guidelines to determine when, how often and under what conditions they will pay for the use of Dermagraft for patients with chronic diabetic foot ulcers. However, there can be no assurances that Medicare local carriers or fiscal intermediaries will pay for the use of Dermagraft.

Our human-based collagen product still requires further marketing approvals from the FDA, and all of our other regulated products are at earlier stages of research, development and testing. For example, we are in the early stages of investigating the use of our technology in surgical mesh for hernia repair, rectal and vaginal prolapse and pelvic reconstruction; surgical sealants and hemostats; and surgical products for the treatment of gastro-esophageal reflux disease. Our early stage products, including additional indications for Dermagraft and TransCyte, may require significant additional research and development, as well as extensive pre-clinical and clinical testing.

Since our products are based on innovative technologies, there are many reasons why our products may not advance beyond their early stage of development. These reasons include the possibilities that:

•	any or all of these products will be found to be unsafe or ineffective or otherwise fail to receive necessary regulatory approvals;

•	our products are uneconomical to market;

•	third parties may hold legal rights that preclude us from marketing such products;

•	our products fail to achieve market acceptance because of competing technologies or products; or,

•	we may have insufficient financial resources to pursue all or any of our potential programs through to commercialization.

Risks Related to Our Industry

If we fail to obtain regulatory approval to commercially manufacture or sell any of our products, or if approval is delayed, it could increase the cost of product development, or ultimately prevent or delay our ability to sell our products and generate revenues.

We and our collaborators are subject to extensive government regulation. The FDA and other state and foreign regulatory authorities require rigorous pre-clinical testing, clinical trials and other product approval procedures for our regulated products. Numerous regulations also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of our regulated products. The process of obtaining these approvals and complying with applicable government regulations is time consuming and expensive. The FDA and other state or foreign regulatory authorities have limited experience with our technology and products. As a result, our products are susceptible to requests for clinical modifications or additional supportive data, or changes in regulatory policy, which could substantially extend the test period for our products resulting in delays or rejections. Even after substantial time and expense, we may not be able to obtain regulatory product approval by the FDA or any equivalent state or foreign authorities. If we obtain regulatory product approval, the approval may limit the uses for which we may market the product.

TransCyte, Dermagraft and cartilage products are subject to regulation by the FDA as medical devices. The FDA has informed us that our epicardial angiogenesis patch, known as Anginera, may be regulated as a biologic. In 2000, an IDE was submitted to the FDA requesting approval to begin pilot human clinical studies using human-based cartilage tissue for articular resurfacing of the knee joint, under the NeoCyte Joint Venture. The FDA raised agency jurisdictional issues as to whether or not this product should be regulated as a medical device or biologic, as well as questions about the pre-clinical studies. Our other tissue products, currently in various stages of development, could be regulated as medical devices, biologic products or pharmaceutical products. Legislative and regulatory initiatives concerning the regulation of tissue and organ transplants are ongoing and could affect the future regulation of our products. It is not possible at the present time to predict accurately either the time frame for such action, or the ultimate effect that such initiatives could have, if any, on the products under development. Unlike PMA submissions for medical devices, the FDA has no regulatory time limit within which it must review and act upon submissions treated as biologics. As a result, the time period for final action often takes several years from submission, usually exceeding that expected for a PMA application. In addition, we have very limited experience with biologic applications, and neither we nor the FDA have experience of applying biologic regulations to our technology and products.

In Europe, we have been seeking approval of Dermagraft as a pharmaceutical through the Mutual Recognition process. We had filed an application with the Swedish regulatory authorities as the Reference Member State to review the initial marketing approval application of Dermagraft in the treatment of chronic full-thickness diabetic foot ulcers. In 2001, the Swedish regulatory authority completed its initial review of the marketing application and determined that additional clinical data and technical elements are required to comply with pharmaceutical approval requirements. We have decided to withdraw the application pending the development of a European strategy, including the appropriate use of our financial resources and those of our joint venture partner.

Although the FDA has classified TransCyte and Dermagraft as medical devices, the state of California and the state of New York have notified us that we must register as a tissue bank to manufacture or distribute the products in those states. Although some states do not regulate tissue banks, there are certain other states besides California and New York that do. Such states could take a position similar to California and New York with regard to the regulatory status of our tissue products. In June 1997, we submitted a petition to the FDA requesting an advisory opinion that the FDA’s federal regulation of TransCyte as a medical device pre-empts conflicting New York statutes from regulating the product as banked human tissue. In January 2000, the FDA responded to our request with an opinion stating that New York State tissue bank licensing requirements were not pre-empted by the FDA’s federal regulation. Subject to individual state regulations, we and our customers could be subjected to additional regulations, registrations and associated costs. In addition, under the laws of some states that regulate tissue, including New York and Florida, the sale of human tissues for valuable consideration is prohibited. We are currently distributing TransCyte and Dermagraft in California and New York under tissue banking licenses that enable us to charge a fee for service rendered at a profit. In California, the license is provisional. Due to the similarities of our products and their common technology platform, regulations applicable to TransCyte and Dermagraft are also expected to apply to other future products, if successfully developed, including NeoCyte.

In May 2001, McGhan Medical Corporation, a subsidiary of Inamed, filed a PMA supplement with the FDA, seeking approval to add our human-based collagen as an alternative source of injectable collagen. Clearance of the PMA amendment filing by the FDA would permit Inamed to market an injectable form of human-based collagen for wrinkle treatment. However, in October 2001, Inamed announced that the FDA had requested certain additional pre-clinical data and had asked for skin-test studies to be conducted. These studies are currently being performed. Inamed has not purchased our human-based collagen in 2002, pending the results of the skin-test studies. We currently expect shipments of our human-based collagen to recommence in the second half of 2002.

After regulatory approval is obtained, our products, their manufacture and related manufacturing facilities will be subject to continual review and periodic inspections. Any subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. For example, after inspecting our manufacturing facility early in 1998, the FDA notified us of numerous objectionable conditions under a Form FDA 483 list of observations concerning our manufacturing processes and systems for Dermagraft and TransCyte. In September 1998, we successfully completed a re-inspection by the FDA of our manufacturing facility and quality systems and have passed subsequent inspections. However, we must continue to pass future facility inspections by the FDA and foreign regulatory authorities.

Our research and development activities and operations involve the controlled use of small quantities of radioactive compounds, chemical solvents and other hazardous materials. In addition, our business involves the growth of human tissues. If an accident occurs, we could be held liable for any damages that result. In addition, these research activities and operations are subject to continual review under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state or local laws and regulations which impact our ability to develop and market our products.

Healthcare reform measures and reimbursement procedures may prevent us from obtaining an adequate level of reimbursement for our products that in turn would decrease our ability to generate revenues.

Our ability to commercialize our regulated products successfully will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. In the United States, government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new products. Initiatives to reform healthcare delivery are increasing these cost containment efforts. As managed care organizations continue to expand as a means of containing healthcare costs, we believe there may be attempts by such organizations to restrict the use of, delay authorization to use, or limit coverage and the level of reimbursement for new products such as ours, pending completion of analysis of the relationship between the cost and the benefit of such products. Internationally, where national healthcare systems are prevalent, little, if any, funding may be available for new products, and cost containment and cost reduction efforts can be more significant than in the United States.

Our TransCyte and Dermagraft products are novel and as such are subject to inherent uncertainty in the area of reimbursement. Adequate government or private coverage or level of reimbursement may not be available for any of our products, and we may not be able to maintain price levels sufficient for the realization of an appropriate return on our investment in such products. Failure to obtain sufficient coverage and reimbursement levels for uses of our products could decrease the market acceptance of such products.

Discoveries or development of new technologies by our competitors or others may make our products less competitive or make our products obsolete.

The biomedical technology industry is subject to rapid, unpredictable and significant technological change. Competition to our technology is intense and may come from universities, research institutions, tissue engineering companies, xenotransplant companies, various divisions of major pharmaceutical companies and other pharmaceutical, biotechnology and medical products companies. Many competitors or potential competitors have greater financial resources, research and development capabilities, and manufacturing and marketing experience than we do. We rely and will continue to rely on our partners and potential partners to provide some or all of these resources in order for us to compete.

The relative speed with which we can develop products, complete clinical trials, obtain regulatory approvals and develop commercial manufacturing capability are some of the major determinative factors in establishing our competitive position. Our ability to attract and retain qualified scientific, manufacturing, marketing and other personnel, obtain and maintain patent protection and secure funding are also expected to be key competitive factors for us.

In the field of tissue engineering and the treatment of damaged or diseased tissue, we compete with several companies that are developing various tissue replacement products, including skin substitutes and cultured cartilage. In addition, we are aware of a number of biotechnology, pharmaceutical, medical device and chemical companies that are developing other types of products as alternatives to tissue replacement for a variety of indications, including burns and chronic skin ulcers.

In the field of wound care, several companies have developed technologies involving cadaver, human-cell or animal-derived tissues as dermal replacement products. Products that compete with TransCyte in the burn market include LifeCell Corporation’s Alloderm, processed from cadaver skin, and Genzyme Biosurgery’s EpiCel, sheets of epidermis grown from the patient’s own tissue. In addition, we are aware that Ortec International, Inc. has received marketing approval from the FDA for its composite cultured skin product, OrCel, consisting of human fibroblasts and keratinocytes on a bovine collagen sponge for use in healing donor site wounds in burn victims. Burn products that contain animal-derived tissue include Integra Life Sciences’ Integra Artificial Skin, consisting of a bovine collagen and glycosaminoglycan matrix with a synthetic polymer covering.

Organogenesis, Inc. is marketing, under an alliance with Novartis Pharma AG, Apligraf, made with two types of living human skin cells, epidermal keratinocytes and dermal fibroblasts, for diabetic foot ulcers and venous ulcers. We also compete with larger pharmaceutical or biotechnology companies who have biological based products for the treatment of wounds. One such product is Regranex, a genetically-engineered platelet-derived growth factor used in the treatment of neuropathic diabetic foot ulcers, produced by Chiron Corporation and marketed by the Ortho-McNeil division of Johnson & Johnson. Several other companies are also developing or plan to develop growth factors as a treatment for partial-thickness or small full-thickness wounds.

Potential competition for our human-based collagen product, to be marketed by Inamed within the wrinkle revision market, will, we believe, come from existing therapies such as collagen derived from bovine and cadaver sources, as well as from new potential products. We are aware of potential competitors capable of producing recombinant human collagen. Within the wrinkle revision market, we believe that our human-based collagen may compete with products such as Zyderm and Zyplast, Inamed’s existing bovine collagen derived products, fat injections, gelatin or cadaver-based collagen products, and hyaluronic acid products, currently available in Europe, Canada and Australia. We are also aware of two hyaluronic acid based products, Hylaform, licensed by Genzyme Biosurgery to Inamed, and Restylane, from Q-Med of Sweden, that are currently in clinical trials for wrinkle revision. In April 2002, Botox, a botulinum toxin product marketed and manufactured by Allergan, Inc., was approved by the FDA for use in the treatment of moderate to severe glabellar lines in adults aged 65 and younger. This approval applies to the vertical lines between the eyebrows, or the “frown lines”, a limited segment of the target market for Inamed’s collagen product.

Competition in the cosmetics and cosmeceuticals field is very highly fragmented. Many of our competitors and potential competitors have greater financial and marketing resources than us or our current partners.

With respect to cartilage repair, Genzyme Tissue Repair is currently selling a service to process a patient’s own cartilage cells as a treatment for articular defects in the knee. We are aware that Integra and Osiris Therapeutics, Inc. are also engaged in research on cartilage regeneration products.

Factors such as our ability to secure regulatory approval for our products, to implement production and marketing plans and to secure adequate capital resources, will also impact our competitive position. We may not have the resources, or may not be able to secure partners with sufficient resources, to compete successfully. This may negatively affect our results of operations.

If we are unable to attract key personnel and advisors or if our current management and technical personnel leave us, it may limit our ability to obtain financing or to develop our products.

Our success will depend in large part upon our ability to attract and retain qualified and experienced scientific, administrative and management personnel, as well as the continued contributions of our existing senior management and scientific and technical personnel. We face strong competition for such personnel and we may be unable to attract or retain such individuals. For instance, some competitors have begun to expand their research and manufacturing capabilities in San Diego, resulting in significantly increased competition for personnel, and potential increases in the cost of retaining qualified personnel. Failure to continue to attract and retain qualified and experienced personnel will limit our ability to achieve our business objectives and could make it difficult to raise additional funds or to attract partners. We do not have employment agreements with any of our executive officers or other employees, although our executive officers have change of control agreements in place.

We may not have adequate insurance and, if we become subject to product liability claims, it may result in reduced demand for our products or damages that exceed our insurance limitations.

The use of any of our products, whether for commercial applications or during clinical trials, exposes us to an inherent risk of product liability claims if such products cause injury, disease or result in harmful effects. Such liability might result from claims made directly by healthcare institutions, contract laboratories or others selling or using such products. We currently maintain product liability insurance coverage, however such insurance coverage might not be sufficient to fully cover any potential claims. Additionally, such coverage may not always be available to us, or available at an acceptable cost, as such insurance can be expensive and difficult to obtain. Any product liability claim in excess of insurance coverage would have to be paid out of our cash reserves existing at such time as the claim arises, which would have a detrimental effect on our financial condition.

Discovery of previously unknown problems with a product, manufacturer, or facility, could result in product recalls or withdrawals and significantly reduce our resources.

Our tissue repair and transplantation products are complex and must be manufactured under controlled and sterile conditions, in addition to meeting strict product release criteria. Any manufacturing errors or defects, or uncorrected impurity or variation in a raw material, either unknown or undetected by us, could affect the quality and safety of our products. If any of the defects were material, we could be required to undertake a market withdrawal or recall of the affected products. The cost of a market withdrawal or product recall could significantly reduce our resources.

Additional Risks

Our stock price could continue to be volatile and any investment could suffer a decline in value, which may prevent or limit our ability to raise additional capital. This could in turn delay commercialization of our products or lead us to cease operations.

The market price of our common stock has fluctuated significantly in recent years and is likely to fluctuate in the future. For example, from April 1998 to June 11, 2002, our common stock has closed as high as $12.13 per share and as low as $1.42 per share. Factors contributing to this volatility have included:

•	the timing of approval and commercialization of products;

•	the results of research or scientific discoveries by us or others;

•	progress or the results of pre-clinical and clinical trials;

•	new technological innovations;

•	developments concerning technology rights;

•	litigation and related developments;

•	public perception regarding the safety and efficacy of our products;

•	fluctuations in our and our competitors’ financial performance; and

•	general and industry specific equity market volatility.

Future sales of our securities in the public market could lower our stock price and impair our ability in new stock offerings to raise funds to continue operations.

The market price of our securities could drop due to sales of a large number of our securities or the perception that these sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a price that we deem to be an appropriate valuation.

Our charter documents or stockholder rights plan may prevent us from participating in transactions that could be beneficial to stockholders.

Our stockholder rights plan and provisions in our amended and restated certificate of incorporation and restated by-laws may discourage transactions involving an actual or potential change in our ownership, including transactions in which you might otherwise receive a premium for your shares over the prevailing market price. These provisions may also limit our stockholders’ ability to approve transactions that they deem to be in their best interest. In addition, our board of directors may issue shares of preferred stock without any further action by stockholders. Such share issuances may have the effect of delaying or preventing a change in our ownership.

Management will have broad discretion over the use of proceeds from this offering.

The net proceeds from this offering will be used for general corporate purposes. Although we list product commercialization, development, clinical trials and post-market studies, obtaining regulatory approvals, and research and development of new products and product applications as examples of general corporate purposes, we are not obligated to pursue any of these opportunities. We have not reserved or allocated the net proceeds for any specific transaction, and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds will be or are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or increase our market value, or prior to being used for general corporate purposes they may be invested in such a way that they lose value.

FORWARD-LOOKING STATEMENTS

This prospectus may contain forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control, and you should not place undue reliance on any forward-looking statements. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe.

Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

•	market acceptance of and continuing demand for our products;

•	the attainment of patent protection for any of these products;

•	the impact of competitive products, pricing and reimbursement policies;

•	our ability to obtain additional financing to support our operations;

•	clinical trial results;

•	obtaining and maintaining regulatory approval where required; and

•	changing market conditions and other risks detailed below.

You should read and interpret any forward-looking statements together with the following documents:

•
our most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC since January 1, 2002, and our proxy statement for our annual meeting of stockholders held on May 29, 2002;

•	the risk factors contained in this prospectus under the caption “Risk Factors”; and

•	our other filings with the SEC.

Any forward-looking statement speaks only as of the date on which that statement is made. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date of this prospectus. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering is completed.

1.
Our annual report on Form 10-K for the fiscal year ended December 31, 2001, including specified information in our definitive proxy statement in connection with our 2002 annual meeting of stockholders;

2.	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2002;

3.
The description of our common stock contained in our registration statement on Form 8-A filed July 28, 1992, including any amendments or reports filed for the purpose of updating such descriptions; and

4.
The description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on January 6, 1995, including any amendments or reports filed for the purpose of updating such descriptions.

The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Advanced Tissue Sciences, Inc.
10933 North Torrey Pines Road
La Jolla, California 92037
(858) 713-7300
Attn: Investor Relations

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of securities under this prospectus and any prospectus supplement primarily for general corporate purposes including without limitation:

•	for product commercialization, development, clinical trials and post-market studies,

•	to obtain regulatory approvals for products and product applications,

•	to fund the research, development, testing and marketing of new products and product applications, and

•	for working capital.

Our management has broad discretion as to the allocation and use of the net proceeds of the offering. Many factors including, but not limited to, those described under “Risk Factors” may result in us changing the use of these proceeds. Until we use the net proceeds of the offering for general corporate purposes, we plan to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable or acceptable return.

PLAN OF DISTRIBUTION

We may, from time to time, sell securities

•	through underwriters or broker-dealers,

•	directly to one or more purchasers or to institutional investors,

•	through agents, or

•	through a combination of any these methods of sale.

A prospectus supplement will set forth the terms of the offering of the securities made by any of these methods, including the names of any principal underwriters, the purchase price of the securities, and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any beginning public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the securities may be listed. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered by the prospectus supplement.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any beginning public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In connection with underwritten offerings of securities, underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities. Underwriters and selling group members and their respective affiliates who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 under Regulation M under the Exchange Act. The passive market making transactions must comply with applicable price and volume limits and the bid displayed by a passive market maker must be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker’s bid, however, the bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a percentage of the average daily trading volume in our common stock during a prior period and must be discontinued when the limit is reached. Other transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, under which these persons may bid for or purchase securities for the purposes of stabilizing their market price. Passive market making and other stabilization transactions may stabilize the market price of our common stock at a higher level than might otherwise prevail and, if commenced, may be discontinued at any time.

Underwriters also may create a short position for their respective accounts by selling more securities in connection with this offering than they are committed to purchase from us, and in that case may purchase securities in the open market following completion of the offering to cover all or a portion of the short position. The underwriters may also cover all or a portion of the short position, up to a specified aggregate principal amount or number of securities, by exercising any underwriters’ over-allotment option that may be applicable with respect to the particular underwritten offering. In addition, the managing underwriter for the particular offering, on behalf of the underwriters, may impose penalty bids under contractual arrangements among the underwriters whereby it may reclaim from an underwriter, or dealer participating in this offering, for the account of the underwriters, the selling concession with respect to securities that are distributed in the relevant offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

Securities may also be sold directly by us or through agents designated by us from time to time. Any agent involved in the offering and sale of securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth in the prospectus supplement. Unless otherwise indicated in the related prospectus supplement, the agent will be acting on a best-efforts basis for the period of its appointment.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments that the agents or underwriters may be required to make. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Sales of the securities may be effected by or for the account of one or more of the third parties from time to time in transactions, which may include block transactions, on any exchange or market on which the securities are listed or quoted, as applicable, in negotiated transactions, through a combination of these methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The third parties may effect transactions by selling the securities directly to purchasers, or acting as principals for their own accounts, or by selling their securities to or through broker-dealers acting as agent for the third parties, or to broker-dealers who may purchase securities as principals and thereafter sell the securities from time to time in transaction on any exchange or market on which the securities are listed or quoted, as applicable, in negotiated transactions, through a combination of these methods of sale, or otherwise. In effecting sales, broker-dealers engaged by third parties may arrange for other broker- dealers to participate. These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the third parties and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

In connection with distributions of shares of common stock or otherwise, we may enter into hedging transactions with counterparties in connection with which such counterparties may sell shares of common stock registered hereunder in the course of hedging the positions they assume with us. These counterparties may offer common stock through underwriters or dealers, directly to one or more purchasers, or through agents, and may effect sales in one or more transactions on the Nasdaq or in negotiated transactions or a combination of these methods of sale, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at other negotiated prices. We will not receive any of the proceeds from the sale of common stock by counterparties. A counterparty may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commission received by it and any profit on the resale of the common stock purchased by it may be deemed to be underwriting commissions or discounts under the Securities Act. We may agree to bear all expenses or registration of any common stock offered by counterparties and may indemnify any counterparties against civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Advanced Tissue Sciences, Inc. and the combined financial statements of the Dermagraft Joint Venture included in our annual report on Form 10-K for the year ended December 31, 2001, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

10,000,000 SHARES

ADVANCED TISSUE SCIENCES, INC.

COMMON STOCK

PROSPECTUS

June    , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other expenses of issuance and distribution.

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,482
Nasdaq National Market listing fee	22,500
NASD fee	—
Legal fees and expenses	100,000
Printing and engraving fees	20,000
Accounting fees and expenses	30,000
Transfer agent and registrar fees	2,000
Miscellaneous expenses	4,018

Total	$180,000

Item 15.    Indemnification of officers and directors.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any such person against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Our amended and restated certificate of incorporation provides that we shall, to the full extent permitted by law, indemnify all persons whom it may indemnify under the law. It also provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that a director’s liability shall not be eliminated or limited for any breach of such director’s duty of loyalty to us or our stockholders, for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL or for any transaction from which such director derived an improper personal benefit.

Our restated by-laws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he or she is or was our director, officer or employee or that such director, officer or employee is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture trust or other enterprise, collectively, Agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Our restated by-laws provide further that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor by reason of the fact that he or she is or was an Agent against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

Under our restated by-laws, we have the power to purchase and maintain, and have obtained, a directors’ and officers’ liability policy to insure our officers and directors against certain liabilities. In addition, we have entered into indemnification agreements with our directors and officers containing provisions that may require us, among other things, to indemnify such directors and officers against specified liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ liability insurance if maintained for other directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits.

Exhibit No.		Description

1.1	(*)
Form of Underwriting Agreement, which may be filed by amendment or as an exhibit to a document to be incorporated by reference into this registration statement in connection with a specified offering of securities

4.1
Instruments defining the rights of stockholders. Reference is made to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to our quarterly report for the quarter ended June 30, 2000; our registration statements on Form 8-A, filed on July 28, 1992 and January 6, 1995; the Rights Agreement, dated as of January 6, 1995, between the Company and Chemical Trust Company of California, including the Certificate of Determination for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Summary of Rights to Right Certificate as Exhibit B and the Purchase Preferred Shares as Exhibit C, filed as Exhibit 1 to our current report on Form 8-K dated January 5, 1995; the First Amendment to Rights Agreement dated as of November 8, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated November 10, 1999; and the Second Amendment to Rights Agreement dated as of December 13, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated March 28, 2000

4.2		Restated By-laws

5.1	(*)	Opinion of Brobeck, Phleger & Harrison LLP

23.1		Consent of Ernst & Young LLP, Independent Auditors

23.2	(*)	Consent of Brobeck, Phleger & Harrison LLP. Included in the Opinion of Brobeck, Phleger & Harrison LLP filed as Exhibit 5.1

24.1		Power of Attorney. Included on page II-5

(*) To be filed by amendment

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on June 11, 2002.

ADVANCED TISSUE SCIENCES, INC.

By:	/s/ ARTHUR J. BENVENUTO
Arthur J. Benvenuto Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Advanced Tissue Sciences, Inc., hereby severally constitute and appoint Arthur J. Benvenuto, Chairman of the Board, President and Chief Executive Officer, with full powers of substitution and resubstitution, our true and lawful attorney, with full powers to him to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-3 filed with the SEC, and any and all amendments to said registration statement (including post-effective amendments), and to file or cause to be filed the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he, or his substitute or substitutes, may do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ARTHUR J. BENVENUTO Arthur J. Benvenuto	Chairman of the Board, President and Chief Executive Officer	June 10, 2002

/s/ GAIL K. NAUGHTON Dr. Gail K. Naughton	Vice Chairman of the Board and Director	June 10, 2002

/s/ MARK J GERGEN Mark J. Gergen	Senior Vice President, Chief Financial and Development Officer	June 10, 2002

/s/ ANDREW J. BUCKLAND Andrew J. Buckland	Executive Director, Finance (Chief Accounting Officer)	June 10, 2002

/s/ MICHAEL D. ELLWEIN Michael D. Ellwein	Director	June 10, 2002

/s/ JEROME E. GROOPMAN Jerome E. Groopman, M.D.	Director	June 10, 2002

/s/ JACK L. HECKEL Jack L. Heckel	Director	June 10, 2002

Signature	Title	Date

/s/ RONALD L. NELSON Ronald L. Nelson	Director	June 10, 2002

/s/ DAYTON OGDEN Dayton Ogden	Director	June 10, 2002

/s/ DR. GAIL R. WILENSKY Dr. Gail R. Wilensky	Director	June 10, 2002

EXHIBIT INDEX

Exhibit No.		Description

1.1	(*)
Form of Underwriting Agreement, which may be filed by amendment or as an exhibit to a document to be incorporated by reference into this registration statement in connection with a specified offering of securities

4.1
Instruments defining the rights of stockholders. Reference is made to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to our quarterly report for the quarter ended June 30, 2000; our registration statements on Form 8-A, filed on July 28, 1992 and January 6, 1995; the Rights Agreement, dated as of January 6, 1995, between the Company and Chemical Trust Company of California, including the Certificate of Determination for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Summary of Rights to Right Certificate as Exhibit B and the Purchase Preferred Shares as Exhibit C, filed as Exhibit 1 to our current report on Form 8-K dated January 5, 1995; the First Amendment to Rights Agreement dated as of November 8, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated November 10, 1999; and the Second Amendment to Rights Agreement dated as of December 13, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated March 28, 2000

4.2		Restated Bylaws

5.1	(*)	Opinion of Brobeck, Phleger & Harrison LLP

23.1		Consent of Ernst & Young LLP, Independent Auditors

23.2	(*)	Consent of Brobeck, Phleger & Harrison LLP. Included in the Opinion of Brobeck, Phleger & Harrison LLP filed as Exhibit 5.1

24.1		Power of Attorney. Included on page II-5

(*)	To be filed by amendment